Exhibit 99.2

Quest Diagnostics Increases Dividend 10.7% To $0.62 Per Quarter;
Announces $1 Billion Increase in Share Repurchase Authorization

SECAUCUS, N.J., Feb. 4, 2021 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today the Company’s Board of Directors has authorized a 10.7% increase in its quarterly dividend from $0.56 to $0.62 per share. The increase is effective with the dividend payable on April 21, 2021 to shareholders of record of Quest Diagnostics common stock on April 7, 2021. With the increase, the annual dividend will be $2.48 per share. This dividend increase is the Company's tenth since 2011.

Additionally, the Board of Directors has increased the Company's share repurchase authorization by $1 billion. The increased authority is an addition to the $917 million that was available as of December 31, 2020 under the Company's share repurchase program. For the three months ended December 31, 2020, the Company repurchased 2.0 million shares of its common stock for $250 million.

Quest will hold its quarterly conference call to discuss results for the Fourth Quarter and Full Year 2020 at 8:30 a.m. Eastern Time today. The conference call can be accessed by dialing 888-455-0391 within the U.S. and Canada, or 773-756-0467 internationally, using the passcode: "7895081." The earnings release and live webcast will be posted on www.QuestDiagnostics.com/investor. The company suggests participants dial in approximately 10 minutes before the call.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our nearly 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

SOURCE Quest Diagnostics

For further information: Shawn Bevec (Investors): 973-520-2900; Dennis Moynihan (Media): 973-520-2800